                                  EXHIBIT 7(A)

      FINANCIAL STATEMENTS OF CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                             December 31, 2001     March 31, 2002
                                                             -----------------     --------------
                                                                   (Note)             (Unaudited)
         ASSETS:
Land and buildings, net of accumulated depreciation of
    $18,353,377 at December 31, 2001 and
    $18,897,714 at March 31, 2002                              $  71,896,045       $  71,351,708
Net investment in direct financing leases                         16,758,447          16,758,447
Equity investment                                                 15,184,481          15,471,969
Cash and cash equivalents                                          8,426,390           8,541,440
Other assets, net                                                  1,569,851           1,633,337
                                                               -------------       -------------
           Total assets                                        $ 113,835,214       $ 113,756,901
                                                               =============       =============
         LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS'
             EQUITY:

Liabilities:
Mortgage notes payable                                         $  52,868,156       $  52,491,073
Accrued interest                                                     308,771             323,905
Accounts payable and accrued expenses                                394,866             117,343
Accounts payable to affiliates                                     4,644,844           4,836,843
Dividends payable                                                  1,366,563           1,368,089
Prepaid rental income                                                 66,156              49,276
                                                               -------------       -------------
           Total liabilities                                      59,649,356          59,186,529
                                                               -------------       -------------
Minority interest                                                  2,098,086           2,094,041
                                                               -------------       -------------
Commitments and contingencies

Shareholders' Equity:
Common stock, $.001 par value; 40,000,000
  shares authorized; 7,633,558 shares issued and
  outstanding at  December 31, 2001 and March 31, 2002                 7,633               7,633
Additional paid-in capital                                        66,530,408          66,530,408
Dividends in excess of accumulated earnings                      (14,352,489)        (13,963,930)
                                                               -------------       -------------
                                                                  52,185,552          52,574,111
Less, common stock in treasury, at cost, 11,902 shares at
  December 31, 2001 and March 31, 2002                               (97,780)            (97,780)
                                                               -------------       -------------
           Total shareholders' equity                             52,087,772          52,476,331
                                                               -------------       -------------
           Total liabilities, minority interest and
               shareholders' equity                            $ 113,835,214       $ 113,756,901
                                                               =============       =============


         The accompanying notes are an integral part of the condensed consolidated financial statements.

Note: The condensed consolidated balance sheet at December 31, 2001 has been derived from the audited financial statements at that date.

                  CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                         Three Months Ended March 31,
                                                         ----------------------------
                                                           2001              2002
                                                           ----              ----
Revenues:
   Rental income                                        $3,255,664       $2,883,406
   Interest income from direct financing leases            563,093          611,845
   Interest and other income                                64,525           38,092
                                                        ----------       ----------
                                                         3,883,282        3,533,343
                                                        ----------       ----------
Expenses:
   Interest                                              1,237,618        1,132,363
   Depreciation                                            560,812          544,337
   General and administrative                              379,050          334,064
   Property expenses                                       432,795          454,134
                                                        ----------       ----------
                                                         2,610,275        2,464,898
                                                        ----------       ----------
     Income before minority interest and income
       from equity investment                            1,273,007        1,068,445

Minority interest in income                               (264,729)        (250,622)
Income from equity investment                              813,850          938,828
                                                        ----------       ----------
     Net income                                         $1,822,128       $1,756,651
                                                        ==========       ==========
Basic and diluted earnings per common share
   (7,621,656 weighted average shares outstanding,
   basic and diluted)                                   $      .24       $      .23
                                                        ==========       ==========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                  CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)



                                                                      Three Months Ended March 31,
                                                                      ----------------------------
                                                                         2001              2002
                                                                         ----              ----
Cash flows from operating activities:
   Net income                                                       $ 1,822,128       $ 1,756,651
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization of financing costs                  585,584           563,635
      Income from equity investment in excess of
        dividends received                                             (268,548)         (287,488)
      Minority interest in income                                       264,729           250,622
      Straight-line rent adjustments                                      5,343             3,452
      Net change in operating assets and liabilities                    299,365          (168,530)
                                                                    -----------       -----------
          Net cash provided by operating activities                   2,708,601         2,118,342
                                                                    -----------       -----------
Cash flows from financing activities:
   Dividends paid                                                    (1,361,078)       (1,366,566)
   Distributions paid to minority partner                              (311,655)         (254,667)
   Prepayment of mortgage payable                                      (209,567)               --
   Payments of mortgage principal                                      (384,314)         (377,083)
   Payments for financing costs                                        (227,488)           (4,976)
                                                                    -----------       -----------
          Net cash used in financing activities                      (2,494,102)       (2,003,292)
                                                                    -----------       -----------
          Net increase in cash and cash equivalents                     214,499           115,050

Cash and cash equivalents, beginning of period                        4,683,742         8,426,390
                                                                    -----------       -----------
      Cash and cash equivalents, end of period                      $ 4,898,241       $ 8,541,440
                                                                    ===========       ===========


The accompanying notes are an integral part of the condensed consolidated financial statements.

                  CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


Note 1.  Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. All significant intercompany balances and transactions have been eliminated. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results of the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year (also see Note 5). For further information, refer to the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Certain current year amounts have been reclassified to conform to the current year financial statement presentation.

Note 2. Transactions with Related Parties:

The Company incurred asset management fees payable to its Advisor, Carey Asset Management Corp., of $202,513 and $200,451 for the three-month periods ended March 31, 2001 and 2002, respectively, with performance fees in like amount. General and administrative expense reimbursements were $170,543 and $169,873 for the three-month periods ended March 31, 2001 and 2002, respectively.

Note 3. Business Operations:

The Company operates in one business segment which is comprised of the investment in and the leasing of industrial and commercial real estate. For the quarter ended March 31, 2002, three lessees represented 10% or more of the total operating revenues of the Company:

Marriott International, Inc. (a)                  30%
Information Resources Incorporated                25%
Titan Corporation                                 14%

All three of the lessee companies are publicly traded on the New York Stock Exchange and file financial statements with the Securities and Exchange Commission.

(a) Represents the Company's proportionate share of lease revenues from an equity investment.

Note 4.  Equity Investment:

The Company owns an approximate 23.7% interest in Marcourt Investments Incorporated ("Marcourt") which net leases 13 Courtyard by Marriott hotels to a wholly-owned subsidiary of Marriott International, Inc. Summarized financial information of Marcourt is as follows:

                  CORPORATE PROPERTY ASSOCIATES 10 INCORPORATED

Note 4. Equity Investment (cont.)


(in thousands)                                          December 31, 2001    March 31, 2002
                                                        -----------------    --------------
       Assets (primarily net investment in
           direct financing lease)                          $148,691            $148,694
       Liabilities (primarily mortgage notes payable)         86,465              85,207
       Shareholders' equity                                   62,226              63,487

(in thousands)                                            Three Months Ended March 31,
                                                          ----------------------------
                                                               2001          2002
                                                               ----          ----
       Revenue (primarily interest from
           direct financing lease)                           $5,805         $6,262
       Expenses (primarily interest expense)                  2,332          2,249
                                                             ------         ------
       Net income                                            $3,473         $4,013
                                                             ======         ======


Note 5. Business Combination with Carey Institutional Properties Incorporated:

On April 16, 2002, a special meeting of shareholders of the Company was held for the sole purpose of approving a merger between the Company and Carey Institutional Properties Incorporated ("CIP(R)"), another real estate investment trust managed by Carey Asset Management Corp., whereby CIP(R) would be the surviving company. In order for the merger to be approved, holders of more than two-thirds of the outstanding shares of the Company and of CIP(R) had to vote in favor of the merger. Holders of 76% and 72% of the Company's and CIP(R)'s shares voted to approve the merger. The merger was completed on May 1, 2002, at which time all the assets and liabilities of the Company were acquired by CIP(R) for approximately $85,600,000, and 6,461,719 shares of the Company were converted to 5,456,922 shares of CIP(R). Company shareholders were provided the option of not receiving CIP(R) shares and 1,012,333 shares of the Company were converted to promissory notes with a total principal amount of $11,368,500.

Note 6.  Dividends:

A dividend of $.1795 ($1,368,089) per share was declared in March 2002 and paid in April 2002. A final dividend of $.46 per share ($3,505,962) was declared and paid in April 2002.